Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Cathy Maloney

VP, Manager of Investor Relations

508.651.6650

cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS SECOND QUARTER EPS OF $.40

Results Include a $.05 Charge Per Diluted Share to Establish Credit Card Claims Reserve

and $.04 Per Diluted Share of Income from House2Home Bankruptcy Claim

August 17, 2004, Natick, MA—BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for its second quarter ended July 31, 2004 of $28 million, or $.40 per diluted share, an increase of 25% compared to the second quarter of 2003. These amounts include a post-tax charge of $3.6 million, or $.05 per diluted share, to establish a reserve for claims by credit card issuing banks and post-tax income of approximately $3 million, or $.04 per diluted share, representing BJ’s recovery of claims against House2Home. (See notes to attached financial statements.)

The Company’s second quarter earnings guidance of $.35 to $.39 cents per diluted share, provided during BJ’s first quarter conference call on May 18, 2004, did not include the $.05 charge for the credit card claims reserve or $.04 of income from the House2Home recovery.

In last year’s second quarter, the Company reported net income of $22 million, or $.32 per diluted share. These amounts included a post-tax gain of $0.4 million, or approximately $.01 per diluted share, as a result of reducing the Company’s reserves for House2Home lease obligations. (See notes to attached financial statements.)

Net income for the first half of 2004 was $44.1 million, or $.63 per diluted share, an increase of 31% compared to the same period in 2003. For the first half of 2003, the Company reported income before the cumulative effect of accounting changes of $34.5 million, or $.50 per diluted share, and net income of $33.2 million, or $.48 per diluted share. Last year’s results included a post-tax gain of $1.1 million, or approximately $.02 per diluted share, as a result of reducing the Company’s reserves for House2Home lease obligations.

Net sales for the second quarter increased by 12.5% to $1.8 billion compared with $1.6 billion in the second quarter of last year. Comparable club sales for the quarter increased by 8.5%, including a contribution from sales of gasoline of approximately 2.3%. These results reflected strong sales of fresh food, health and beauty aids, paper products, household chemicals and gasoline, partially offset by a decline in sales of air conditioners and fans due to cooler weather in the Northeast versus last year.

-More-

BJ’s Wholesale Club

August 17, 2004

BJ’s President and CEO, Mike Wedge said, “We attribute our strong sales results for the second quarter primarily to Member Insight-driven improvements in merchandise assortment and adjacencies that were made during the first quarter and early second quarter. We were particularly pleased with the continued double digit growth in food sales.”

Conference Call on Second Quarter Financial Results

As previously announced, BJ’s management will hold a conference call to discuss the second quarter financial results and the outlook for the second half of 2004 today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or listen to an archive of the call, which will be available for approximately 13 weeks following the call.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 151 clubs and 79 gas stations compared with 144 clubs and 74 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

- See Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
Net sales	$1,839,988	$1,635,017	$3,450,946	$3,072,566
Membership fees and other	38,281	34,455	74,947	68,027

Total revenues	1,878,269	1,669,472	3,525,893	3,140,593

Cost of sales, including buying and occupancy costs	1,692,759	1,505,914	3,190,359	2,839,337
Selling, general and administrative expenses	137,242	126,257	260,442	240,173
Provision for credit card claims	6,000	—	6,000	—
Preopening expenses	1,720	1,659	1,939	5,648

Operating income	40,548	35,642	67,153	55,435
Interest income (expense), net	130	(22)	19	(90)
Gain on contingent lease obligations	4,407	422	4,334	1,236

Income from continuing operations before income taxes and cumulative effect of accounting principle changes	45,085	36,042	71,506	56,581
Provision for income taxes	16,956	13,932	27,127	21,802

Income from continuing operations before cumulative effect of accounting principle changes	28,129	22,110	44,379	34,779
Loss from discontinued operations, net of income tax benefit	(130)	(144)	(262)	(293)

Income before cumulative effect of accounting principle changes	27,999	21,966	44,117	34,486
Cumulative effect of accounting principle changes	—	—	—	(1,253)

Net income	$27,999	$21,966	$44,117	$33,233

Basic earnings per common share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.40	$0.32	$0.64	$0.50
Loss from discontinued operations	—	—	(0.01)	—
Cumulative effect of accounting principle changes	—	—	—	(0.02)

Net income	$0.40	$0.32	$0.63	$0.48

Diluted earnings per common share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.40	$0.32	$0.63	$0.50
Loss from discontinued operations	—	—	—	—
Cumulative effect of accounting principle changes	—	—	—	(0.02)

Net income	$0.40	$0.32	$0.63	$0.48

Number of common shares for earnings per share computations:
Basic	69,533,945	69,322,159	69,671,623	69,305,399
Diluted	69,957,458	69,541,598	70,161,263	69,444,819

Pro forma amounts assuming accounting principle changes are applied retroactively:

Net income	$27,999	$21,966	$44,117	$34,486

Basic and diluted earnings per common share	$0.40	$0.32	$0.63	$0.50

Clubs in operation - end of period	151	144

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	July 31, 2004	August 2, 2003
ASSETS
Current assets:
Cash and cash equivalents	$146,302	$44,919
Accounts receivable	72,055	60,956
Merchandise inventories	700,128	652,406
Current deferred income taxes	17,707	18,195
Prepaid expenses	17,241	16,640

Total current assets	953,433	793,116
Property, net of depreciation	772,417	736,428
Other assets	22,969	23,744

TOTAL ASSETS	$1,748,819	$1,553,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$414	$—
Accounts payable	522,683	477,620
Closed store lease obligations	8,471	17,300
Accrued expenses and other current liabilities	214,012	191,522

Total current liabilities	745,580	686,442
Long-term debt, less portion due within one year	3,415	—
Noncurrent closed store lease obligations	10,627	17,728
Other noncurrent liabilities	62,868	53,728
Deferred income taxes	39,974	20,679
Stockholders’ equity	886,355	774,711

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,748,819	$1,553,288

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Twenty-Six Weeks Ended
	July 31, 2004	August 2, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$44,117	$33,233
Provision for credit card claims	6,000	—
(Gain) loss on contingent lease obligations	132	(1,236)
Provision for store closing costs	436	488
Cumulative effect of accounting principle changes	—	1,253
Depreciation and amortization	48,671	41,576
Deferred income taxes	7,425	10,559
Decrease in merchandise inventories, net of accounts payable	37,154	28,488
Decrease in closed store lease obligations	(3,388)	(22,558)
Other	940	9,484

Net cash provided by operating activities	141,487	101,287

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(49,384)	(97,320)
Property disposals	461	32

Net cash used in investing activities	(48,923)	(97,288)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(18,014)	—
Proceeds from issuance of common stock	5,453	514
Changes in book overdrafts	(12,225)	7,723
Repayment of long-term debt	(196)	—

Net cash provided by (used in) financing activities	(24,982)	8,237

Net increase in cash and cash equivalents	$67,582	$12,236

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In the quarter ended July 31, 2004, the Company recorded a pretax charge of $6.0 million ($3.6 million post-tax) to establish a reserve relating to claims by credit card issuing banks seeking reimbursement for fraudulent credit and debit card charges and the cost of replacing cards and monitoring expenses. This reserve is included in accrued expenses and other current liabilities on the Company’s balance sheet. As of August 13, 2004 the amount of these claims, as reported to the Company by its credit card processor, was approximately $16 million. This amount includes approximately $6 million of actual claims and an estimate for certain card replacement and account monitoring costs. The Company is unable to predict whether further claims will be asserted.

Earlier this year, the Company was notified by credit card issuers that credit and debit card accounts used legitimately at BJ’s were subsequently used in fraudulent transactions at non-BJ’s locations. In response, the Company retained a leading computer security firm to conduct a forensic analysis of its information technology systems with a goal of determining whether a breach had in fact occurred. While no conclusive evidence of a breach was found, the computer security firm concluded that: (1) the Company’s centralized computer system that serves as the aggregation point for all BJ’s credit and debit card transactions chain-wide had not been breached and (2) any breach would have likely occurred in a more decentralized fashion involving club-level systems. On March 12, 2004, after the Company’s receipt of the computer security firm’s preliminary report of findings, the Company issued a public statement alerting consumers to the potential security breach. Based on measures the Company has implemented, the Company is confident in the current safety and integrity of its systems.

The Company plans to vigorously contest the claims made against it and is exploring its defenses and possible claims against others. The Company has established the reserve of $6.0 million, which represents its best estimate of the outcome of these claims at this point in time. The ultimate outcome of this matter could differ from the amounts recorded. While that difference could be material to the results of operations for any one reporting period, it is not expected to have a material impact on consolidated financial position or liquidity.

2.	During this year’s second quarter, the Company received a recovery of House2Home bankruptcy claims of $4.5 million. This recovery is included in gain on contingent lease obligations in the statements of income. On a post-tax basis, this gain was $3.1 million, or $.04 per diluted share.

3.	The Company recorded pretax credits of $0.7 million ($0.4 million after tax, or $.01 per diluted share) in last year’s second quarter and $1.9 million ($1.1 million after tax, or $.02 per diluted share) in last year’s six months ended August 2, 2003 to reduce its contingent lease obligations.

4.	During last year’s first quarter ended May 3, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). The Company recorded a post-tax charge of $1,253,000, or $.02 per diluted share, to reflect the cumulative effect of adopting this accounting principle change as of the beginning of the fiscal year.

5.	As of the beginning of the current fiscal year, the Company adopted the provisions of Emerging Issues Task Force Issue 03-10, “Application of EITF Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers” (“EITF 03-10”). This pronouncement provides guidance for the reporting of vendor consideration received by a reseller as it relates to manufacturers’ incentives (such as rebates or coupons) tendered by consumers. Vendor consideration may be included in revenues only if defined criteria are met. Otherwise, such consideration is recorded as a decrease in cost of sales. Implementation of EITF 03-10 has no effect on gross margin dollars, net income or cash flows, but certain vendor coupons or rebates which had been recorded in sales in the past are being recorded as a reduction of cost of sales this year. This resulted in decreases in both sales and cost of sales of $11.1 million in this year’s second quarter versus $5.5 million in last year’s second quarter, and $21.4 million in the first six months of this year versus $9.6 million in last year’s comparable period. As permitted by the transition provisions of EITF 03-10, sales and cost of sales in last year’s statements of income have been recast to conform with this year’s presentation.

6.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.